Exhibit 99.2

To Our Stockholders:

On September 17, 2012, Local.com Corporation changed its name to Local Corporation (the “Company”). The name change reflects the growth in the company’s operations beyond the www.local.com website and into a more diversified local media business. The name change was accomplished by merging Wide Out Corporation, a Delaware corporation and wholly-owned subsidiary of the Company, with and into Local.com Corporation. As a result of this merger and pursuant to Section 253 of the Delaware General Corporation Law, Article 1 of the Company’s Amended and Restated Certificate of Incorporation was amended to reflect the Company’s new name, Local Corporation (the “Name Change”). The Name Change was approved by our Board of Directors on August 7, 2012. As a result of the Name Change, our stock certificates and CUSIP Number have changed as well. The Company’s new CUSIP Number is 53954W 104. With respect to our new stock certificates, you are NOT required to redeem your current stock certificates bearing the name Local.com Corporation for new stock certificates bearing the name Local Corporation. However, you may elect to exchange your current stock certificates for new stock certificates bearing the name “Local Corporation” if you so wish. If you would like further details on how to exchange your current Local.com Corporation stock certificates for new Local Corporation stock certificates, then please contact our Transfer Agent, Computershare Investor Services, Ltd., at 800-962-4284 or by mail at P.O. Box 43070, Providence, RI 02940.

If you own our shares in ‘street name’ (i.e., your certificates are held by your broker), you likewise do not need to take any action as a result of our Name Change, and your October 2012 brokerage statement should reflect our name change.

In all cases, the quantity of shares you own has not been impacted by the Name Change.

If you should have any questions regarding the Name Change, please do not hesitate to contact Local Investor Relations at

(949) 784-0800.

As always, thank you for your continued support.

Sincerely,

/s/ Heath B. Clarke
Heath B. Clarke
Chairman and Chief Executive Officer
Local Corporation

7555 Irvine Center Drive | Irvine, CA 92618 | T 949.784.0800 | F 949.784.0880